                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement                              [ ]  Confidential, For Use of the
[X]  Definitive proxy statement                                    Commission Only (as permitted
[ ]  Definitive additional materials                               by Rule 14a-6(e)(2))
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule
     14a-12

                                   RPM, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
[X]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the Filing Fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement no.:

(3) Filing Party:

(4) Date Filed:

  RPM, INC. - 2628 Pearl Road - P.O. Box 777 - Medina, Ohio 44258 - 330-273-5090

[RPM LOGO]

THOMAS C. SULLIVAN
     Chairman

                                                                 August 28, 2001

TO RPM SHAREHOLDERS:

     This year's Annual Meeting of RPM Shareholders will be held at 2:00 p.m., Eastern Daylight Time, Friday, October 12, 2001, at the Holiday Inn Select located at Interstate 71 and Route 82 East, Strongsville, Ohio.

     In addition to discussing the items of business outlined in this Proxy Statement, we look forward to giving you a progress report on the first quarter of our current fiscal year, which will end on August 31. As in the past, there will be an informal discussion of the Company's activities, during which time your questions and comments will be welcomed.

     We hope that you are planning to attend the Annual Meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

     On behalf of the Directors and management of RPM, I would like to thank you for your continued support and confidence.

                                             Sincerely yours,

                                             /s/ Thomas C. Sullivan
                                             THOMAS C. SULLIVAN

                                   [RPM LOGO]

                        2628 PEARL ROAD  -  P.O. BOX 777
                               MEDINA, OHIO 44258

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RPM, Inc. will be held at the Holiday Inn Select, 15471 Royalton Road, Strongsville, Ohio, located at Interstate 71 and Route 82 East, on Friday, October 12, 2001, at 2:00 P.M., Eastern Daylight Time, for the following purposes:

     (1) To elect four Directors in Class I for a three-year term ending in 2004; and

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Holders of Common Shares of record at the close of business on August 17, 2001 are entitled to receive notice of and to vote at the Annual Meeting.

     By Order of the Board of Directors.

                                           P. KELLY TOMPKINS
                                             Secretary

August 28, 2001

        Please fill in and sign the enclosed Proxy and return the Proxy in the envelope enclosed herewith.

                                   [RPM LOGO]

                        2628 PEARL ROAD  -  P.O. BOX 777
                               MEDINA, OHIO 44258

                                PROXY STATEMENT

                       MAILED ON OR ABOUT AUGUST 28, 2001

         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 12, 2001

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of RPM, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on October 12, 2001, and any adjournment or postponement thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement.

     The accompanying Proxy is solicited by the Board of Directors of the Company. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted FOR the election of the four nominees listed on the Proxy.

     Any person giving a Proxy pursuant to this solicitation may revoke it. A shareholder, without affecting any vote previously taken, may revoke a Proxy by giving notice to the Company in writing, in open meeting or by a duly executed Proxy bearing a later date.

     The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. The Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of Proxies by mail, the Company's Directors, officers and employees, without additional compensation, may solicit Proxies by telephone, telegraph, and personal interview. The Company also may retain a third party to aid in the solicitation of proxies.

                                 VOTING RIGHTS

     The record date for determination of shareholders entitled to vote at the Annual Meeting was the close of business on August 17, 2001. On that date, the Company had 102,210,877 Common Shares, without par value ("Common Shares"), outstanding and entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote.

     At the Annual Meeting, in accordance with the General Corporation Law of Ohio and the Company's Code of Regulations, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by the General Corporation Law of Ohio and the Company's Code of Regulations, holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy at the Annual Meeting, will constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for these purposes.

     Nominees for election as Directors receiving the greatest number of votes will be elected Directors. Votes that are withheld or broker non-votes in respect of the election of Directors will not be counted in determining the outcome of the election. The General Corporation Law of Ohio provides that if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting at the election to be cumulative, each shareholder shall have cumulative voting rights in the election of Directors. Cumulative voting enables shareholders to give one nominee for Director as many votes as is equal to the number of Directors to be elected multiplied by the number of shares in respect of which a shareholder is voting, or to distribute votes on the same principle among two or more nominees, as the shareholder sees fit.

     Pursuant to the Company's Code of Regulations, all other questions and matters brought before the Annual Meeting will be decided, unless otherwise provided by law or by the Articles of Incorporation of the Company, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the Annual Meeting. In voting for such other proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the item on which the abstention is noted and will have the effect of a vote against. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal.

              SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Shares as of May 31, 2001, unless otherwise indicated, by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding Common Shares, (ii) each Director and nominee for election as a Director of the Company, (iii) each executive officer named in the Executive Compensation tables below and (iv) all Directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective Director, nominee for election as a Director, or executive officer, as the case may be. Unless otherwise indicated below, each person named below has sole voting and investment power with respect to the number of shares set forth opposite his or her respective name. The address of each Director nominee, Director and Executive Officer is 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258.

                                                              NUMBER OF
                                                            COMMON SHARES
                                                            BENEFICIALLY      PERCENTAGE OF
                 NAME OF BENEFICIAL OWNER                     OWNED(1)       COMMON SHARES(1)
                 ------------------------                   -------------    ----------------
Ariel Capital Management, Inc.(2) 200 East Randolph Drive,
  Suite 2900 Chicago, IL 60601............................    7,717,090             7.6
Max D. Amstutz(3).........................................       24,843               *
Edward B. Brandon(4)......................................       25,000               *
Lorrie Gustin(5)..........................................        2,318               *
E. Bradley Jones(6).......................................       14,893               *
James A. Karman(7)........................................    1,187,058             1.2
Robert L. Matejka(8)......................................       10,128               *
Donald K. Miller(9).......................................       62,949               *
William A. Papenbrock(10).................................       18,311               *
Albert B. Ratner(11)......................................        6,250               *
Frank C. Sullivan(12).....................................      367,543             0.4
Thomas C. Sullivan(13)....................................    1,980,000             1.9
Jerry Sue Thornton(14)....................................            0               *
P. Kelly Tompkins(15).....................................       51,107               *
Joseph P. Viviano(16).....................................       10,000               *
All Directors and executive officers as a group (twenty
  persons including the directors and executive officers
  named above)(17)........................................    4,084,600             3.9

---------------

     * Less than .1%.

  (1) In accordance with Securities and Exchange Commission ("Commission") rules, each beneficial owner's holdings have been calculated assuming full exercise of outstanding options covering Common Shares, if any, exercisable by such owner within 60 days after May 31, 2001, but no exercise of outstanding options covering Common Shares held by any other person.

  (2) As reported on a Schedule 13G report dated February 12, 2001.

  (3) Dr. Amstutz is a Director of the Company.

  (4) Mr. Brandon is a Director of the Company.

  (5) Ms. Gustin is a Director of the Company.

  (6) Mr. Jones is a Director of the Company.

  (7) Mr. Karman is a Director and an executive officer of the Company. Mr. Karman's ownership is comprised of 290,175 Common Shares which he owns directly, 42,627 Common Shares which are owned by his wife, 227,372 Common Shares which are held by a family-owned corporation, of which Mr. Karman is an officer and director, 595,079 Common Shares which he has the right to acquire within 60 days after May 31, 2001 through the exercise of stock options, and approximately 2,348 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Karman's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 2001. The ownership of the shares held by the James A. Karman Grantor Retained Annuity Trust, by his wife and by the family-owned corporation is attributed to Mr. Karman pursuant to Commission rules.

  (8) Mr. Matejka is an executive officer of the Company. Mr. Matejka's ownership is comprised of 10,000 Common Shares which he owns directly and approximately 128 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Matejka's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 2001.

  (9) Mr. Miller is a Director of the Company. Mr. Miller's share ownership is comprised of 30,983 Common Shares which he owns directly and 31,966 Common Shares held by his sons. The ownership of the shares held by his sons is attributed to Mr. Miller pursuant to Commission rules.

 (10) Mr. Papenbrock is a Director of the Company. All of Mr. Papenbrock's Common Shares are owned through his retirement plan for which National City Bank is Trustee.

 (11) Mr. Ratner is a Director of the Company.

 (12) Mr. Frank C. Sullivan is a Director and an executive officer of the Company. Mr. Sullivan's ownership is comprised of 120,812 Common Shares which he owns directly, 7,266 Common Shares which he holds as Custodian for his sons, 237,189 Common Shares which he has the right to acquire within 60 days after May 31, 2001 through the exercise of stock options, and approximately 2,276 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Sullivan's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 2001. The ownership of the shares held as Custodian for his sons is attributed to Mr. Sullivan pursuant to Commission rules.

 (13) Mr. Thomas C. Sullivan is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Sullivan's ownership is comprised of 764,040 Common Shares which he owns directly, 218,375 Common Shares which are owned by his wife, 119,610 Common Shares owned by the Thomas C. Sullivan Family Foundation, Inc., of which Mr. Sullivan serves as Co-Trustee, 875,626 Common Shares which he has the right to acquire within 60 days after May 31, 2001 through the exercise of stock options, and approximately 2,357 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Sullivan's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 2001. The ownership of the shares held by his wife and by the Thomas C. Sullivan Family Foundation, Inc. is attributed to Mr. Sullivan pursuant to Commission rules.

 (14) Dr. Thornton is a Director of the Company. Dr. Thornton has elected to receive her Directors' fees in the form of stock equivalents in connection with the Company's Deferred Compensation Program. As of May 31, 2001, Dr. Thornton had approximately 5,128 stock equivalents in the Deferred Compensation Program. Stock equivalents do not carry the right to vote on matters submitted to shareholders.

 (15) Mr. Tompkins is an executive officer of the Company. Mr. Tompkins's ownership is comprised of 4,441 Common Shares which he owns directly, 45,000 Common Shares which he has the right to acquire within 60 days after May 31, 2001 through the exercise of stock options, and approximately 1,666 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents Mr. Tompkins's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 2001.

 (16) Mr. Viviano was appointed to the Board of Directors on July 27, 2001, and his share ownership information is as of that date.

 (17) The number of Common Shares shown as beneficially owned by the Company's Directors and executive officers as a group on May 31, 2001 includes 2,031,959 Common Shares which the Company's Directors and executive officers as a group have the right to acquire within 60 days after said date through the exercise of stock options granted to them under the Company's stock option plans, and approximately 18,264 Common Shares held by Key Trust Company of Ohio, N.A., as trustee of the RPM, Inc. 401(k) Plan, which represents the group's approximate percentage ownership of the total Common Shares held in the RPM, Inc. 401(k) Plan as of May 31, 2001.

                             ELECTION OF DIRECTORS

     The authorized number of Directors of the Company presently is fixed at twelve, with the Board of Directors divided into three Classes of four Directors each. The term of office of one Class of Directors expires each year, and at each Annual Meeting of Shareholders the successors to the Directors of the Class whose term is expiring at that time are elected to hold office for a term of three years.

     The term of office of Class I of the Board of Directors expires at this year's Annual Meeting of Shareholders. The term of office of the persons elected Directors in Class I at this year's Annual Meeting will expire at the time of the Annual Meeting held in 2004. Each Director in Class I will serve until the expiration of that term or until his successor shall have been duly elected. The Board of Directors' nominees for election as Directors in Class I are Edward B. Brandon, William A. Papenbrock, Thomas C. Sullivan and Frank C. Sullivan. Each of the nominees currently serves as a Director in Class I. On July 27, 2001, the Board of Directors filled a vacancy by appointing Mr. Joseph P. Viviano a Director in Class II of the Board of Directors.

     The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournment or postponement thereof for the election as Directors of the four nominees unless the shareholder instructs, by marking the appropriate space on the Proxy, that authority to vote is withheld. If cumulative voting is in effect, the Proxy holders shall have full discretion and authority to vote for any one or more of the nominees. In the event of cumulative voting, the Proxy holders will vote the shares represented by each Proxy so as to maximize the number of Board of Directors' nominees elected to the Board. Each of the nominees has indicated his or her willingness to serve as a Director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them.


                                         NOMINEES FOR ELECTION

[Edward B. Brandon photo]

                                 EDWARD B. BRANDON, age 69 -- Director since 1989.
                                 Retired Chairman, National City Corporation. Mr. Brandon received his
                                 B.S. degree in economics from Northwestern University and his M.B.A.
                                 degree from Wharton School of Banking and Finance. He joined National
                                 City Bank in 1956. Mr. Brandon served as President of National City
                                 Corporation and President and Chief Executive Officer of National City
                                 Bank prior to his election as Chairman in September 1987, and served as
                                 Chief Executive Officer of National City Bank until April 1989. Mr.
                                 Brandon also served as Chief Executive Officer of National City
                                 Corporation from September 1987 until July 1995. Mr. Brandon retired from National City Corporation in October 1995, however, he remains on the Corporation's Board of Directors.

                                 COMMON SHARES BENEFICIALLY OWNED: 25,000        NOMINEE FOR CLASS I
                                                                                 (TERM EXPIRING IN 2004)


[WILLIAM A. PAPENBROCK PHOTO]

                                 WILLIAM A. PAPENBROCK, age 62 -- Director since 1972.
                                 Retired Partner, Calfee, Halter & Griswold LLP, Attorneys-at-law. Mr.
                                 Papenbrock received his B.S. degree in Business Administration from
                                 Miami University (Ohio) and his LL.B. degree from Case Western Reserve
                                 Law School. After serving one year as the law clerk to Chief Justice
                                 Taft of the Ohio Supreme Court, Mr. Papenbrock joined Calfee, Halter &
                                 Griswold LLP as an attorney in 1964. He became a partner of the firm in
                                 1969 and is the past Vice Chairman of the firm's Executive Committee.
                                 Calfee, Halter & Griswold LLP serves as counsel to the Company.

                                 COMMON SHARES BENEFICIALLY OWNED: 18,311        NOMINEE FOR CLASS I
                                                                                 (TERM EXPIRING IN 2004)

[THOMAS C. SULLIVAN PHOTO]

                                 THOMAS C. SULLIVAN, age 64 -- Director since 1963.
                                 Chairman and Chief Executive Officer, RPM, Inc. Mr. Thomas C. Sullivan
                                 received his B.S. degree in Business Administration from Miami
                                 University (Ohio). He joined RPM, Inc. as a Divisional Sales Manager in
                                 1961 and was elected Vice President in 1967. He became Executive Vice
                                 President in 1969, and in 1971 Mr. Sullivan was elected Chairman of the
                                 Board, President and Chief Executive Officer of RPM, Inc. Mr. Sullivan
                                 is a Director of Pioneer-Standard Electronics, Inc., National City
                                 Bank, Huffy Corporation and Kaydon Corporation.

                                 COMMON SHARES BENEFICIALLY OWNED: 1,980,000     NOMINEE FOR CLASS I
                                                                                 (TERM EXPIRING IN 2004)

[FRANK C. SULLIVAN PHOTO]

                                 FRANK C. SULLIVAN, age 40 -- Director since 1995.
                                 President, RPM, Inc. Mr. Frank C. Sullivan entered the University of
                                 North Carolina as a Morehead Scholar and received his B.A. degree in
                                 1983. From 1983 to 1987, Mr. Sullivan held various commercial lending and corporate finance positions at Harris Bank and First Union Na-
                                 tional Bank prior to joining RPM as a Regional Sales Manager at its AGR
                                 Company joint venture. In 1989, he became the Company's Director of
                                 Corporate Development. He became a Vice President of the Company in
                                 1991, Chief Financial Officer in 1993, Executive Vice President in 1995
                                 and was elected President in August 1999. Frank C. Sullivan is the son
                                 of Thomas C. Sullivan.

                                 COMMON SHARES BENEFICIALLY OWNED: 367,543       NOMINEE FOR CLASS I
                                                                                 (TERM EXPIRING IN 2004)

                   DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER ANNUAL MEETING

[Dr. Max D. Amstutz photo]

                                 DR. MAX D. AMSTUTZ, age 72 -- Director since 1995.
                                 Chairman since 1998 of SGS-Societe Generale de Surveillance Holding
                                 S.A., Geneva Switzerland, a world leader in verification, testing and certification. From 1970 to 1994, Dr. Amstutz was Managing Director of
                                 Holderbank Financiere Glaris Ltd., a world leader in cement. From 1994 to 2000, Dr. Amstutz was Chairman and Chief Executive Officer of Von
                                 Roll Holding Ltd., a designer and manufacturer of environmental tech-
                                 nology products, electrotechnical and industrial insulation systems and industrial metal specialities, and was Vice Chairman of
                                 Alusuisse--Lonza Holding Ltd. from 1986 to 1999. Dr. Amstutz received his degree in Business Administration and a Doctorate of Economics from the University of Berne, Switzerland.

                                 COMMON SHARES BENEFICIALLY OWNED: 24,843        DIRECTOR IN CLASS III
                                                                                 (TERM EXPIRES IN 2002)

[E. BRADLEY JONES PHOTO]

                                 E. BRADLEY JONES, age 73 -- Director since 1990.
                                 Retired Chairman and Chief Executive Officer of Republic Steel Corpo-
                                 ration, LTV Steel Company and Group Vice President of The LTV
                                 Corporation. Mr. Jones received his B.A. degree from Yale University.
                                 He began his career with Republic Steel Corporation in 1954 in sales and became President in 1979 and Chairman and Chief Executive Officer
                                 in 1982. Following the merger of Republic Steel Corporation and The LTV
                                 Corporation in June 1984, Mr. Jones served as Chairman and Chief
                                 Executive Officer of The LTV Steel Company and Group Vice President of
                                 The LTV Corporation until his retirement in December 1984. Mr. Jones also serves as a Director of CSX Corporation and is a Trustee of
                                 Fidelity Charitable Gift Fund.

                                 COMMON SHARES BENEFICIALLY OWNED: 14,893        DIRECTOR IN CLASS III
                                                                                 (TERM EXPIRES IN 2002)

[ALBERT B. RATNER PHOTO]

                                 ALBERT B. RATNER, age 73 -- Director since 1996.
                                 Co-Chairman of the Board of Forest City Enterprises, Inc., a conglom-
                                 erate corporation engaged in the ownership, development, sales, ac-
                                 quisition and management of commercial and residential real estate throughout the United States. Mr. Ratner received his B.S. degree from
                                 Michigan State University.

                                 COMMON SHARES BENEFICIALLY OWNED: 6,250         DIRECTOR IN CLASS III
                                                                                 (TERM EXPIRES IN 2002)


[JERRY SUE THORNTON PHOTO]

                                 JERRY SUE THORNTON, age 54 -- Director since 1999.
                                 President of Cuyahoga Community College since 1992. From 1985 to 1992,
                                 Dr. Thornton served as President of Lakewood Community College in White
                                 Bear Lake, Minnesota. She received her Ph.D. from the University of
                                 Texas at Austin and her M.A. and B.A. from Murray State University. Dr.
                                 Thornton is also a Director of National City Corporation, American
                                 Greetings Corporation, Applied Industrial Technologies, Inc. and
                                 OfficeMax, Inc. Dr. Thornton is also a board member of United Way of
                                 Cleveland, The Cleveland Foundation and the Rock and Roll Hall of Fame
                                 and Museum -- Cleveland and New York.

                                 COMMON SHARES BENEFICIALLY OWNED: 0*            DIRECTOR IN CLASS III
                                                                                 (TERM EXPIRES IN 2002)

[LORRIE GUSTIN PHOTO]

                                 LORRIE GUSTIN, age 76 -- Director since 1992.
                                 Director of the National Association of Investors Clubs Trust since
                                 1982, and Secretary of the World Federation of Investment Clubs since
                                 1978. Ms. Gustin attended Pasadena State College. She served as an officer and director of the N.A.I.C. Corporation (investment education)
                                 from 1966 to 1983, and as President thereof from 1980 to 1983.

                                 COMMON SHARES BENEFICIALLY OWNED: 2,318         DIRECTOR IN CLASS II
                                                                                 (TERM EXPIRES IN 2003)

[JAMES A. KARMAN PHOTO]

                                 JAMES A. KARMAN, age 64 -- Director since 1963.
                                 Vice Chairman and Chief Financial Officer, RPM, Inc. Mr. Karman holds a
                                 B.S. degree from Miami University (Ohio) and an M.B.A. degree from the
                                 University of Wisconsin. Mr. Karman taught corporate finance at the
                                 University of Wisconsin and was an Investment Manager, The Union Bank &
                                 Trust Company, Grand Rapids, Michigan, prior to joining RPM, Inc. as
                                 Treasurer in 1963. Mr. Karman became Vice President and Treasurer in
                                 1969, Vice President, Secretary and Treasurer in 1972, and was elected
                                 Executive Vice President in 1973. Mr. Karman served as President and
                                 Chief Operating Officer of RPM, Inc. from 1978 to 1999. Mr. Karman was elected Vice Chairman in August 1999. Mr. Karman also was Chief
                                 Financial Officer of RPM, Inc. from 1982 until 1993 and was reappointed to that position in 2001. Mr. Karman is a Director of A. Schulman,
                                 Inc., Metropolitan Financial Corp., and Shiloh Industries, Inc.

                                 COMMON SHARES BENEFICIALLY OWNED: 1,187,058     DIRECTOR IN CLASS II
                                                                                 (TERM EXPIRES IN 2003)

---------------

* Dr. Thornton has elected to participate in the Company's Deferred Compensation Program, and is
  deferring the payment of her Directors' fees in the form of stock equivalents. As of May 31, 2001, Dr.
  Thornton had approximately 5,128 stock equivalents in the Deferred Compensation Program.


[DONALD K. MILLER PHOTO]

                                 DONALD K. MILLER, age 69 -- Director since 1972.
                                 Chairman of Axiom International Investor LLC, an international equity asset management firm, since July 1999. From January 1992 to December
                                 1997, Mr. Miller was Chairman of Greylock Financial Inc., a venture capital firm. Mr. Miller served as Managing Partner of Greylock
                                 Financial Partnership from December 1986 through December 1991 when
                                 Greylock became incorporated. Formerly, Mr. Miller served as Chairman and CEO of Thomson Advisory Group L.P. ("Thomson"), a money management firm, from November 1990 to March 1993 and Vice Chairman from April
                                 1993 to November 1994 when Thomson became PIMCO Advisors L.P. Mr.
                                 Miller served as a Director of PIMCO Advisors, L.P. from November 1994 to December 1997. Mr. Miller is a Director of Layne Christensen
                                 Company, a successor corporation to Christensen Boyles Corporation, a supplier of mining products and services, where Mr. Miller served as
                                 Chairman from January 1987 through December 1995. Mr. Miller received his B.S. degree from Cornell University and his M.B.A. degree from
                                 Harvard University Graduate School of Business Administration. Mr.
                                 Miller is also a Director of Huffy Corporation.

                                 COMMON SHARES BENEFICIALLY OWNED: 62,949        DIRECTOR IN CLASS II
                                                                                 (TERM EXPIRES IN 2003)

[JOSEPH P. VIVIANO PHOTO]

                                 JOSEPH P. VIVIANO, age 62 -- Director since July 2001.
                                 Retired Vice Chairman of Hershey Foods, a manufacturer, distributor and marketer of consumer food products. Prior to his retirement, Mr.
                                 Viviano served as the Vice Chairman of Hershey Foods from 1999 to March
                                 2000, and as its President and Chief Operating Officer from 1994 to
                                 March 1999. Mr. Viviano is also a Director of Chesapeake Corporation,
                                 Harsco Corporation, Huffy Corporation and R.J. Reynolds Tobacco
                                 Holdings, Inc.

                                 COMMON SHARES BENEFICIALLY OWNED: 10,000        DIRECTOR IN CLASS II
                                                                                 (TERM EXPIRES IN 2003)

                 INFORMATION REGARDING MEETINGS AND COMMITTEES
                           OF THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee exercises the power and authority of the Board in the interim period between Board meetings. The Compensation Committee administers the Company's Stock Option Plans, Incentive Compensation Plan, and Restricted Stock Plan, and reviews and determines the salary and bonus compensation of certain key executives. The Audit Committee reviews the activities of the Company's independent auditors and various Company policies and practices. The Board of Directors does not have a nominating committee.

     Set forth below is the current membership of each of the above-described Committees, with the number of meetings held during the fiscal year ended May 31, 2001 in parentheses:

      EXECUTIVE              COMPENSATION               AUDIT
   COMMITTEE(NONE)         COMMITTEE(THREE)         COMMITTEE(TWO)
   ---------------         ----------------         --------------
  Thomas C. Sullivan      Edward B. Brandon        Donald K. Miller
      (Chairman)              (Chairman)              (Chairman)
   James A. Karman         Albert B. Ratner        E. Bradley Jones
  Frank C. Sullivan     Dr. Jerry Sue Thornton      Lorrie Gustin
  Edward B. Brandon                                 Max D. Amstutz
   E. Bradley Jones
   Albert B. Ratner
Dr. Jerry Sue Thornton

     The Board of Directors held five meetings during the fiscal year ended May 31, 2001. Except for Mr. Ratner, during that fiscal year no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he or she served as a Director and (ii) the total number of meetings held by Committees of the Board on which the Director served, during the periods that the Director served.

     Directors who are not also employees of the Company receive a quarterly fee of $7,500 and an additional $1,000 for each Board and Committee meeting attended, except for the Chairman of each Committee who receives $1,500 for each Committee meeting attended. William A. Papenbrock, Assistant Secretary of the Company, attends all Committee meetings as acting secretary of each Committee, and as such he receives the same compensation as the members of the Committees. In April 1986, the Board of Directors adopted a Deferred Compensation Plan providing for the deferred payment of Directors' fees in either cash or stock equivalents and the payment of such deferred fees in cash commencing six months following the date of the participating Director's retirement, resignation or death, or termination of such participating Director's Deferred Compensation Agreement. Participation in the Deferred Compensation Plan is at the election of each Director entitled to receive compensation for serving on the Board.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 2001, 2000 and 1999 of those persons who were, at May 31, 2001:
(i) the Chief Executive Officer; and (ii) the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                           COMPENSATION
                                                              AWARDS
                                       ANNUAL              ------------     RESTRICTED
                                    COMPENSATION            SECURITIES      STOCK PLAN       ALL OTHER
         NAME AND           ----------------------------    UNDERLYING        GRANTS/       COMPENSATION
    PRINCIPAL POSITION      YEAR    SALARY       BONUS       OPTIONS      DOLLAR VALUE(1)      (2)(3)
    ------------------      ----    ------       -----     ------------   ---------------   ------------
Thomas C. Sullivan          2001   $870,000    $404,000           --         $693,413         $23,589
  Chairman of the Board     2000   $870,000    $475,000           --         $685,755         $23,948
  and Chief Executive       1999   $825,000    $508,000           --         $513,033         $21,708
  Officer

James A. Karman             2001   $685,000    $332,000           --         $550,569         $21,126
  Vice Chairman             2000   $685,000    $390,000           --         $539,430         $34,791
  and Chief Financial       1999   $650,000    $420,000           --         $408,382         $33,057
  Officer

Frank C. Sullivan           2001   $430,000    $174,000      100,000         $ 52,388         $ 7,154
  President                 2000   $430,000    $205,000      130,000         $ 52,590         $ 7,155
                            1999   $330,000    $220,000       40,000         $ 36,426         $ 6,835

P. Kelly Tompkins           2001   $230,000    $ 75,000       40,000         $ 16,861         $ 7,282
  Vice President,           2000   $190,000    $ 75,000       45,000         $ 13,440         $ 6,691
  General Counsel           1999   $165,000    $ 50,000       20,000         $  7,160         $ 5,687
  and Secretary

Robert L. Matejka           2001   $190,000    $ 75,000       20,000               --         $ 1,663
  Vice President-           2000         --          --           --               --              --
  Controller                1999         --          --           --               --              --

------------------

(1) Dollar value for the fiscal year ended May 31, 2001 calculated by multiplying the number of restricted shares granted pursuant to the Company's 1997 Restricted Stock Plan (Mr. Thomas C. Sullivan -- 67,650 Common Shares, Mr. Karman -- 53,714 Common Shares, Mr. Frank C.
    Sullivan -- 5,111 Common Shares, and Mr. Tompkins -- 1,645 Common Shares) by the closing price of $10.25 on July 17, 2000, the effective date of grant. The dollar value for the fiscal year ended May 31, 2000 was calculated by multiplying the number of restricted shares granted pursuant to the Company's 1997 Restricted Stock Plan (Mr. Thomas C. Sullivan -- 45,717 Common Shares, Mr. Karman -- 35,962 Common Shares, Mr. Frank C.
    Sullivan -- 3,506 Common Shares, and Mr. Tompkins -- 896 Common Shares) by the closing price of $15.00 on August 3, 1999, the effective date of grant. The dollar value for the fiscal year ended May 31, 1999 was calculated by multiplying the restated number of restricted shares granted pursuant to the Company's 1997 Restated Stock Plan (Mr. Thomas C. Sullivan -- 31,816 Common Shares, Mr. Karman -- 25,326 Common Shares, and Mr. Frank C.
    Sullivan -- 2,259 Common Shares and Mr. Tompkins -- 444 Common Shares) by the closing price of $16.125 on July 15, 1998, the effective date of grant. At the end of the fiscal year ended May 31, 2001, the number and value (based upon the closing price on May 31, 2001 of $8.26) of the aggregate restricted stock holdings, including dividends accrued thereon, were as follows: Mr. Thomas C. Sullivan -- 201,085 Common Shares -- $1,660,962; Mr. Karman -- 159,767 Common Shares -- $1,319,675; Mr. Frank C.
    Sullivan -- 14,346 Common Shares -- $118,498; and Mr. Tompkins -- 3,191 Common Shares -- $26,358. Dividends are paid on restricted stock as and when dividends are paid on Common Shares. None of the restricted stock awards reported on the Summary Compensation Table are scheduled to vest within three years from the respective date of grant. For every dollar of value granted to an individual under the Restricted Stock Plan, there is a corresponding dollar-for-dollar decrease in the cash amount of supplemental retirement restoration benefits and supplemental death restoration benefits owed to the individual under the Company's Benefit Restoration Plan. THE PURPOSE OF THE RESTRICTED STOCK PLAN IS TO CHANGE THE FOCUS OF THE COMPANY'S RETIREMENT BENEFITS FROM CASH-BASED AWARDS TO A PROGRAM BASED ON THE PERFORMANCE OF THE COMPANY'S COMMON SHARES. SEE "BENEFIT RESTORATION PLAN" AND "RESTRICTED STOCK PLAN" HEREINAFTER.

(2) All Other Compensation consists of (i) insurance premiums paid by the Company in connection with split dollar and other executive life insurance policies and (ii) in fiscal 2001, the value (Mr. Thomas C. Sullivan $5,100, Mr. Karman $5,100, Mr. Frank C. Sullivan $5,100, Mr. Tompkins $5,413, and Mr. Matejka $ 1,663) of the Company's matching contributions, in the form of Common Shares, to the RPM, Inc. 401(k) Plan relating to before-tax contributions made by the Named Executive Officers. In fiscal 2000 and 1999, the value of the Company's matching contributions, in the form of Common Shares, to the RPM, Inc. 401(k) Plan for each of the Named Executive Officers were as follows: Mr. Thomas C. Sullivan $4,937 (2000) and $4,800
    (1999); Mr. Karman $4,939 (2000) and $4,800 (1999); Mr. Frank C. Sullivan
    $5,356 (2000) and $5,175 (1999); and Mr. Tompkins $5,113 (2000) and $4,388
    (1999).

(3) All Other Compensation includes the following amounts equal to the full dollar economic value of the premiums paid by the Company in connection with life insurance policies issued pursuant to the Split Dollar Life Insurance Agreements between the Company and the following named Executive Officers during 2001, 2000, and 1999, respectively: Mr. Thomas C. Sullivan $12,939
    (2001), $13,419 (2000) and $11,316 (1999); Mr. Karman $21,117 (2001),
    $21,786 (2000) and $20,191 (1999); Mr. Frank C. Sullivan $1,029 (2001),
    $1,045 (2000) and $906 (1999) and Mr. Tompkins $419 (2001), $360 (2000) and
    $81 (1999). The premiums paid by the Company in connection with the life insurance policies issued pursuant to such Split Dollar Life Insurance Agreements set forth in the preceding sentence will be recovered in full by the Company upon the payment of any death benefits under any such life insurance policy.

OPTION GRANTS

     Shown below is information on grants of stock options pursuant to the Company's 1996 Key Employees Stock Option Plan during the fiscal year ended May 31, 2001 to the executive officers who are named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                    INDIVIDUAL GRANTS                           REALIZABLE
                                  -----------------------------------------------------      VALUE AT ASSUMED
                                               PERCENTAGE                                     ANNUAL RATES OF
                                                OF TOTAL                                        STOCK PRICE
                                                OPTIONS                                        APPRECIATION
                                  NUMBER OF    GRANTED TO                                       FOR OPTION
                                  SECURITIES   EMPLOYEES     EXERCISE OR                        TERMS(3)(4)
                                  UNDERLYING   IN FISCAL      BASE PRICE     EXPIRATION   -----------------------
              NAME                OPTIONS(1)      YEAR      (PER SHARE)(2)      DATE         5%           10%
              ----                ----------   ----------   --------------   ----------      --           ---
Thomas C. Sullivan                       0          --             N/A              N/A        N/A           N/A
  Chairman of the Board
  and Chief Executive Officer

James A. Karman                          0          --             N/A              N/A        N/A           N/A
  Vice Chairman
  and Chief Financial Officer

Frank C. Sullivan                  100,000(5)      8.4%        $  9.26        2/01/2011   $582,356    $1,475,806
  President

P. Kelly Tompkins                   40,000(5)      3.3%        $  9.26        2/01/2011   $232,943    $  590,322
  Vice President, General
  Counsel and Secretary

Robert L. Matejka                   10,000(6)      0.8%        $  8.81       10/12/2010   $ 55,421    $  140,449
  Vice President --                 10,000(5)      0.8%        $  9.26        2/01/2011   $ 58,236    $  147,581
  Controller

---------------

(1) The option agreements relating to the options granted under the Company's 1996 Key Employees Stock Option Plan provide that such options become fully vested upon certain "changes in control" of the Company described in such option agreements. Twenty-five percent of the shares subject to the option become exercisable on each anniversary date thereof.

(2) This price represents the fair market value at the date of grant pursuant to the terms of the Company's 1996 Key Employees Stock Option Plan.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates dictated by the Commission and are not intended to be forecasts of the Company's stock price.

                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                          ANNUAL RATES OF
                                                                               STOCK
                                                                        PRICE APPRECIATION
                                                                         FOR OPTION TERMS
                                                                   -----------------------------
                                                                        5%             10%
                                                                        --             ---
(4)  Value created for all shareholders:                           $530,950,600   $1,345,533,065
     Gain of named executive officers as a percent of value
     created for all shareholders:                                        0.17%            0.17%

(5) These options were granted on February 1, 2001 pursuant to the Company's 1996 Key Employees Stock Option Plan. Twenty-five percent of the shares subject to the option become exercisable on each anniversary date thereof.

(6) These options were granted on October 12, 2000 pursuant to the Company's 1996 Stock Option Plan. Twenty-five percent of the shares subject to the option become exercisable on each anniversary date thereof.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to the exercise of stock options during the fiscal year ended May 31, 2001 to purchase the Company's Common Shares by the executive officers named in the Summary Compensation Table and with respect to the unexercised stock options at May 31, 2001 to purchase the Company's Common Shares for the executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND MAY 31, 2001 OPTION VALUE

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                            OPTIONS AT MAY 31, 2001         AT MAY 31, 2001(1)
                                NUMBER OF                 ---------------------------   ---------------------------
                                 SHARES
                                ACQUIRED
                                   ON          VALUE
             NAME               EXERCISE    REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               ---------   -----------   -----------   -------------   -----------   -------------
Thomas C. Sullivan               14,649       $34,989       750,625        125,001          $0             $0
  Chairman of the Board and
  Chief Executive Officer

James A. Karman                  23,438       $39,381       509,141         85,938          $0             $0
  Vice Chairman
  and Chief Financial Officer

Frank C. Sullivan                    --            --       216,251        228,438          $0             $0
  President

P. Kelly Tompkins                    --            --        35,312         88,438          $0             $0
  Vice President, General
  Counsel and Secretary

Robert L. Matejka                    --            --            --         20,000          $0             $0
  Vice President-
  Controller

---------------

(1) Based on the last sales price of the Common Shares of $8.26 on the New York Stock Exchange on May 31, 2001. The ultimate realization of profit on the sale of the Common Shares underlying such options is dependent upon the market price of such shares on the date of sale.

(2) Represents the difference between the option exercise price and last sales price of a Common Share on the New York Stock Exchange on the date of exercise.

EMPLOYMENT AGREEMENTS

     Under an Amended and Restated Employment Agreement, dated as of February 1, 2001, Thomas C. Sullivan is employed as Chairman of the Board and Chief Executive Officer of the Company through December 31, 2002. Mr. Sullivan has advised the Compensation Committee that both he and Mr. James A. Karman, Vice Chairman, presently intend to retire as executive officers of the Company when their Agreements terminate on December 31, 2002. Pursuant to the terms of the Agreement, Mr. Sullivan is to receive an annual base salary of not less than $870,000. Mr. Sullivan's annual base salary is subject to review on an annual basis by the Compensation Committee of the Board of Directors, and such base salary may be increased (but not decreased) based upon his performance, then generally prevailing industry salary scales, the Company's results of operations and other relevant factors. In addition to his base salary, Mr. Sullivan is entitled to such annual incentive compensation or bonuses as the Compensation Committee determines and the Board of Directors approves, and to participate in the other benefit plans provided by the Company. Under the provisions of the Agreement, the Company may terminate the employment of Mr. Sullivan for Disability or Cause (as defined). If the Company were to terminate Mr. Sullivan's employment without Cause (as defined) at any time or he resigns for Good Reason (as defined) within two years after a Change of Control (as defined), he would be entitled to receive an amount equal to the product of his annual base salary then in effect multiplied by five, plus his incentive compensation for the preceding fiscal year (if not yet paid) and an amount equal to his average annual incentive compensation prorated for the current year, and continuation, for a period of five years, of health, welfare and other specified benefits. In addition, if the Company were to terminate Mr. Sullivan's employment without Cause at any time or he resigns for Good Reason within two years after a Change in Control, Mr. Sullivan would also be entitled to the lapse of restrictions on restricted shares and a lump-sum payment equal to the cash value of the benefits he would have received under the 1997 Restricted Stock Plan had he continued to receive annual awards under that plan for a period of five years. A portion of payments made to Mr. Sullivan as a result of the termination of his employment in connection with a Change in Control of the Company may not be deductible to the Company as an ordinary and necessary business expense and may be subject to a 20% excise tax imposed on Mr. Sullivan under Section 4999 of the Internal Revenue Code. The Agreement provides for an additional payment to Mr. Sullivan equal to the amount of any excise tax imposed on him by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto, which could be substantial. The Agreement also provides for the payment by the Company of up to $500,000 in legal fees incurred by Mr. Sullivan in the event that, following a Change of Control, Mr. Sullivan may be caused to institute or defend legal proceedings to enforce his rights under the Agreement. In addition, the Agreement imposes customary noncompetition, nonsolicitation and confidentiality obligations on Mr. Sullivan.

     Under an Amended and Restated Employment Agreement, dated as of February 1, 2001, James A. Karman is employed as Vice Chairman of the Company through December 31, 2002. Pursuant to the terms of the Agreement, Mr. Karman is to receive an annual base salary of not less than $685,000. Mr. Karman's Agreement otherwise contains substantially the same provisions which are described above for Mr. Sullivan's Agreement.

     Under an Amended and Restated Employment Agreement, dated as of February 1, 2001, Frank C. Sullivan is employed as the President of the Company for a term ending on May 31, 2002, which is automatically extended for additional one-year periods unless Mr. Sullivan or the Company give the other party notice of nonrenewal two months in advance of the annual renewal date. Pursuant to the terms of the Agreement, Mr. Sullivan is to receive an annual base salary of not less than $430,000. Except as described below, the Agreement contains substantially the same provisions that are described above for Mr. Thomas C. Sullivan's Agreement. If the Company were to terminate Mr. Frank C. Sullivan's employment without Cause (as defined) or the Company elected not to renew the term of the Agreement, Mr. Sullivan would be entitled to receive an amount equal to the product of his annual base salary then in effect multiplied by two, plus his incentive compensation for the preceding fiscal year (if not yet paid) and an amount equal to his average annual incentive compensation prorated for the current year, and continuation, for a period of two years, of health, welfare and other specified benefits. Alternatively, if the Company terminates Mr. Frank C. Sullivan's employment without Cause within two years after a Change in Control (as defined), or if Mr. Sullivan resigns for Good Reason (as defined) during that period, he would be entitled to receive an amount equal to the product of his annual base salary then in effect multiplied by three, plus his incentive compensation for the preceding fiscal year (if not yet paid) and an amount equal to his average annual incentive compensation prorated for the current year, and continuation, for a period of three years, of health, welfare, and other specified benefits. In addition, if his employment is terminated without Cause at any time or he resigns for Good Reason within two years after a Change in Control, Mr. Sullivan would also be entitled to the lapse of restrictions on restricted shares and a lump-sum payment equal to the cash value of the benefits he would have received under the 1997 Restricted Stock Plan had he continued to receive annual awards under that plan for a period of two years or, if his employment is so terminated within two years after a Change in Control, for a period of three years.

     Under an Amended and Restated Employment Agreement, dated as of February 1, 2001, P. Kelly Tompkins is employed as the Vice President, General Counsel and Secretary of the Company for a term ending on May 31, 2002, which is automatically extended for additional one-year periods unless Mr. Tompkins or the Company give the other party notice of nonrenewal two months in advance of the annual renewal date. Pursuant to the terms of the Agreement, Mr. Tompkins is to receive an annual base salary of not less than $230,000. Mr. Tompkins' Agreement contains substantially the same provisions that are described above for Mr. Frank C. Sullivan's Agreement.

     Under an Employment Agreement, dated as of February 1, 2001, Robert L. Matejka is employed as the Vice President-Controller of the Company for a term ending on May 31, 2002, which is automatically extended for additional one-year periods unless Mr. Matejka or the Company give the other party notice of nonrenewal two months in advance of the annual renewal date. Pursuant to the terms of the Agreement, Mr. Matejka is to receive an annual base salary of not less than $190,000. Mr. Matejka's Agreement contains substantially the same provisions that are described above for Mr. Frank C. Sullivan's Agreement.

DEFINED BENEFIT PENSION PLAN

     The table below sets forth the normal annual retirement benefits payable upon retirement at age 65 (as of June 1, 2001) under the Company's tax qualified defined benefit retirement plan (the "Retirement Plan") for employees in the compensation ranges specified, under various assump-tions with respect to average annual compensation and years of benefit service, assuming that the employee elected to receive his or her pension on a normal life annuity basis:

                              ESTIMATED ANNUAL BENEFITS UPON RETIREMENT
        AVERAGE        (AS OF JUNE 1, 2000) WITH YEARS OF SERVICE INDICATED (1)
         ANNUAL        --------------------------------------------------------
    COMPENSATION (2)   5 YEARS    10 YEARS    20 YEARS    30 YEARS    35 YEARS
    ----------------   -------    --------    --------    --------    --------
       $  100,000      $ 5,768    $ 11,536    $ 23,073    $ 34,609    $ 36,627
          150,000        9,250      18,501      37,001      55,502      59,127
          200,000       12,732      25,465      50,930      76,395      81,627
          250,000       16,215      32,429      64,858      97,288     104,127
          300,000       19,697      39,394      78,787     118,181     126,627
          350,000       23,179      46,358      92,716     139,073     149,127
          400,000       26,661      53,322     106,644     159,966     171,627
          450,000       30,143      60,286     120,573     180,859     194,127
          500,000       33,625      67,251     134,501     201,752     216,627
          550,000       37,107      74,215     148,430     222,645     239,127
          600,000       40,590      81,179     162,358     243,538     261,627
          650,000       44,072      88,144     176,287     264,431     284,127
          700,000       47,554      95,108     190,216     285,323     306,627
          750,000       51,036     102,072     204,144     306,216     329,127
          800,000       54,518     109,036     218,073     327,109     351,627
          850,000       58,000     116,001     232,001     348,002     374,127
          900,000       61,482     122,965     245,930     368,895     396,627
          950,000       64,965     129,929     259,858     389,788     419,127
        1,000,000       68,447     136,894     273,787     410,681     441,627
        1,050,000       71,929     143,858     287,716     431,573     464,127
        1,100,000       75,411     150,822     301,644     452,466     486,627
        1,150,000       78,893     157,786     315,573     473,359     509,127
        1,200,000       82,375     164,751     329,501     494,252     531,627
        1,250,000       85,857     171,715     343,430     515,145     554,127

---------------

(1) The amounts listed may be reduced in accordance with certain provisions of the Internal Revenue Code of 1986 which limit the maximum amount of compensation that may be taken into account under the Retirement Plan to $170,000 and the maximum annual benefit payable under the Retirement Plan to $140,000. Prior to June 1, 1997, the Company maintained a cash Benefit Restoration Plan for its executive officers providing for the payment of supplemental retirement benefits because of such Internal Revenue Code limits. See "Benefit Restoration Plan" below. At the October 1997 Annual Shareholders Meeting, the shareholders approved the adoption of the RPM, Inc. 1997 Restricted Stock Plan. The Benefit Restoration Plan was frozen as of June 1, 1998 and will be eliminated over time.

(2) Includes base compensation as in effect on June 1, 2000, overtime and commissions paid and bonuses paid or accrued. The compensation covered by the Retirement Plan for the executive officers named in the Summary Compensation Table is the salary and bonus listed in such table.

     With respect to the executive officers listed in the Summary Compensation
Table: Mr. Thomas C. Sullivan has 39.4 years of benefit service; Mr. Karman,
38.4 years of service; Mr. Frank C. Sullivan, 12.3 years of service; Mr. Tompkins, 4.9 years of service and Mr. Matejka, 1.0 years of service.

BENEFIT RESTORATION PLAN

     Effective January 1, 1991, the Company established the RPM, Inc. Benefit Restoration Plan (the "Benefit Restoration Plan") for the purpose of providing for the payment of supplemental retirement and death benefits to officers of the Company designated by the Board of Directors whose

Retirement Plan benefits may be limited under the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code. In April 1991, the Board of Directors designated Messrs. Thomas C. Sullivan and James A. Karman as participants in the Benefit Restoration Plan. In July 1993, the Board of Directors also designated Mr. Frank C. Sullivan and certain other officers as participants in the Benefit Restoration Plan. The Benefit Restoration Plan replaced the prior Supplemental Executive Retirement Plan which provided similar supplemental retirement benefits. The Benefit Restoration Plan is an unfunded excess benefit plan which is administered by the Company. The Benefit Restoration Plan provides that any cash payment under the Plan is to be made in an amount equal to the amount by which a participant's benefits otherwise payable under the Company's Retirement Plan are reduced as a result of limitations under ERISA and the Internal Revenue Code. The supplemental retirement benefits are forfeited if the officer terminates employment before attaining five years of vesting service and age 55. Supplemental death benefits are paid to the surviving spouse or designated beneficiary of the officer. The Company is entitled to a federal tax deduction in an amount equal to the cash benefits at the time such cash benefits are paid to a participant.

RESTRICTED STOCK PLAN

     At the October 1997 Annual Shareholders Meeting, the shareholders approved the adoption of the 1997 Restricted Stock Plan (the "Restricted Stock Plan"). THE PURPOSE OF THE RESTRICTED STOCK PLAN IS TO REPLACE, OVER A PERIOD OF TIME, THE CASH BASED BENEFIT RESTORATION PLAN WITH A STOCK BASED PLAN. SHARES GRANTED UNDER THE RESTRICTED STOCK PLAN (THE "RESTRICTED SHARES") DIRECTLY REDUCE AND REPLACE THE CASH AMOUNT OF SUPPLEMENTAL RETIREMENT RESTORATION BENEFITS AND SUPPLEMENTAL DEATH RESTORATION BENEFITS OWED TO PARTICIPANTS UNDER THE BENEFIT RESTORATION PLAN. The Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors, which has the exclusive right and sole discretion to authorize the granting of Restricted Shares. Only employees of the Company, including employee Directors who are not members of the Compensation Committee, are eligible to participate in the Restricted Stock Plan. The Company is permitted to take a tax deduction for the value of the Restricted Shares upon the vesting of such shares. The Restricted Stock Plan will expire on May 31, 2007 or such earlier date as may be determined by the Board of Directors.

     The Restricted Shares are Common Shares of the Company which are forfeitable and nontransferable for a specified period of time. The transfer restrictions remain in place until the earliest of (a) the later of either the employee's termination of employment or the lapse of forfeiture restrictions,
(b) a "change of control" with respect to the Company, as such term is defined in the Restricted Stock Plan, or (c) the termination of the Restricted Stock Plan. The Restricted Shares are subject to complete forfeiture until the earliest to occur of (a) the later of either the employee's attainment of age 55 or the fifth anniversary of the May 31st immediately preceding the date on which the Restricted Shares were awarded, (b) the retirement of the employee on or after the attainment of age 65, or (c) a "change in control" with respect to the Company, as such is defined in the Restricted Stock Plan. Notwithstanding the above, if the employee's service to the Company is terminated on account of the death or total disability prior to the lapsing of restrictions, such restrictions shall lapse.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors administers the cash salary, bonus, and other incentive compensation and stock option programs for the executive officers of the Company pursuant to (i) the Code of Regulations of the Company, which was adopted by the shareholders on October 14, 1987, and (ii) a Compensation Committee Charter, which was first adopted by the Board of Directors on January 24, 1992. The Compensation Committee Charter, as amended, provides for the Compensation Committee (i) to review and recommend to the Board of Directors the amount of compensation for services rendered to the Company to be paid to the executive officers of the Company, (ii) to review and approve the terms and conditions of written Employment Agreements for executive officers of the Company, (iii) to administer the Company's Stock Option Plans, (iv) to review and recommend to the Board of Directors the amount of reasonable compensation and payment of expenses and other benefits to be paid to members of the Board of Directors for serving as a Director of the Company, (v) to review and approve the Compensation Committee Report to be included in the Company's Proxy Statement for its Annual Shareholders Meeting, and (vi) to review, approve, and administer any other matters or plans specifically delegated to the Committee by the Board of Directors. The Compensation Committee presently consists of three independent Directors who are appointed to the Committee by and report to the entire Board of Directors. Each member of the Compensation Committee qualifies as a "non-employee director" within the definition of Rule 16b-3 under the Securities Exchange Act of 1934 and as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

     The Compensation Committee reviews and recommends the cash salaries, incentive compensation, and bonuses to be awarded to Thomas C. Sullivan, Chairman of the Board and Chief Executive Officer, and certain other executive officers, annually in July or August of each year based upon a number of factors, but the Committee does not utilize pre-established, specific performance goals in making cash salary compensation decisions. Historically, Mr. Sullivan has prepared a recommendation to the Compensation Committee for cash salary and bonus increases and stock option awards for himself and the other executive officers which the Committee then reviews and considers in light of a number of factors, including (i) increases in sales, net income, and earnings per share, (ii) performance of the Company's Common Shares in the open market, (iii) increases in cash dividends paid to shareholders, (iv) return on shareholders' equity, and (v) acquisitions, corporate financings, and other general corporate objectives which were achieved during the May 31 fiscal year. Any increases in cash salaries for Mr. Sullivan and the other executive officers are made retroactive to June 1 of each fiscal year. Once awarded, an increase in salary cannot be reduced without the officer's consent.

     In 1995, the Company retained a professional compensation consulting firm to review the Company's executive compensation programs in light of Section 162(m) of the Internal Revenue Code which disallows a tax deduction for certain compensation paid in excess of $1,000,000 to certain key executives. The regulations under Section 162(m), however, except from this $1,000,000 limit various forms of compensation, including "performance-based" compensation. The consulting firm eventually recommended to the Compensation Committee a performance-based Incentive Compensation Plan (the "Plan") which would satisfy the requirements of Section 162(m). The Plan was approved by the Committee and the Board of Directors in July 1995 and was approved by the Company's shareholders at the October 1995 Annual Shareholders Meeting.

     The Plan provides for the granting of annual cash bonus awards (the "Bonus Awards") to those employees of the Company who in any respective fiscal year are the Chief Executive Officer and the other four most highly compensated officers of the Company (the "Covered Employees").

     The Plan is designed to promote the interests of the Company and its shareholders by attracting and retaining officers who are key employees of the Company; motivating such officers by reason of performance-related incentives to achieve the Company's performance goals; enabling such officers to participate in the growth and financial success of the Company; and, by qualifying the Bonus Awards as "performance-based" compensation under Section 162(m) of the Internal Revenue Code, assuring that the Company will continue to be able to deduct cash bonuses paid to the Covered Employees. The Plan is intended to be utilized as the primary annual cash bonus program for the Company's Covered Employees.

     The Plan calls for providing an aggregate Bonus Award pool of 1.3% of the Company's Income Before Income Taxes ("pre-tax income") in each applicable fiscal year for the Covered Employees. Within the first three months of each fiscal year the Compensation Committee, which administers the Plan, is required to determine in writing the portion of such aggregate Bonus Award pool that each Covered Employee may receive in respect of such fiscal year. At the end of each fiscal year, the Compensation Committee shall calculate the aggregate Bonus Award pool based on the Company's audited pre-tax income and each individual's Bonus Award payout amount.

     The Compensation Committee may reduce or eliminate a Covered Employee's Bonus Award, at the Compensation Committee's sole discretion, based solely on individual performance. The total of all Bonus Award payments made under the Plan in any given fiscal year shall not exceed 1.3% of the Company's pre-tax income. Furthermore, the total of all payments to any one individual Covered Employee under the Plan in any fiscal year shall not exceed $1,500,000. Payments under the Plan, pursuant to the terms herein described, are intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code as "performance-based" compensation and therefore be fully tax deductible to the Company.

     In August 2000, the Compensation Committee determined on a percentage basis the portion of the aggregate Bonus Award pool to be awarded to each Covered Employee in respect of the Company's performance for the fiscal year ending May 31, 2001 as follows: Thomas C. Sullivan, 35%; James A. Karman, 30%; Frank C. Sullivan, 25%; P. Kelly Tompkins, 5%; and a then yet to be named Chief Financial Officer, 5%. The Compensation Committee will follow the same procedure in 2001 as in 2000.

     For fiscal year May 31, 2001, the Company's pre-tax income was $101.5 million, providing a Bonus Pool under the Plan for the five highest paid executive officers of $1.3 million. Upon the recommendation of Mr. Thomas C. Sullivan, the Compensation Committee awarded bonuses totaling $985,000 to four of the five highest paid executives. The bonuses paid to Messrs. Thomas C. Sullivan, James A. Karman and Frank C. Sullivan for fiscal year 2001 were approximately 15% lower than the bonuses paid to them in fiscal year 2000, which is approximately the same percentage as the decrease in the Company's reported diluted earnings per share prior to any restructuring charge and which is well below the bonus amounts which are authorized to be paid pursuant to the Bonus Pool formula. Although the Company named a Chief Financial Officer during the 2001 fiscal year, that person no longer serves as Chief Financial Officer and did not receive a bonus from the Bonus Pool. In addition, the bonus received by Mr. Matejka as the fifth highest paid executive officer during the 2001 fiscal year was awarded outside of the Plan. See "Executive Compensation -- Summary Compensation Table."

     On April 28, 2000, the Board of Directors adopted the Special Senior Executive Performance Award Program (the "Award Program"). The Award Program is designed to promote the interests of shareholders by motivating the Company's senior management, specifically Mr. Thomas C. Sullivan and Mr. James A. Karman, to maximize shareholder value.

     Under the Award Program, the Company's stock price from October 8, 1999 to December 31, 2002 (the "Performance Period") is measured against the performance of the stock price of a peer group of competitors comprised of the following companies: Detrex Corporation, Ferro Corporation, H.B. Fuller Company, Imperial Chemical Industries PLC, NL Industries, Inc., PPG Industries Inc., Rohm and Haas Company, The Sherwin-Williams Company and Valspar Corporation (the "Peer Group Companies"). As a result of its acquisition by Valspar Corporation in the last fiscal year, Lilly Industries, Inc. has been eliminated from the group of Peer Group Companies. The maximum awards available under the Award Program for Mr. Sullivan and Mr. Karman are $1,500,000 and $1,000,000, respectively. The amount of an award will be determined by comparing the appreciation in the Company's stock price with the appreciation in the stock price of the Peer Group Companies over the Performance Period.

     Awards are not earned unless the appreciation in the Company's stock price exceeds the median appreciation in the stock price of the Peer Group Companies (the "Award Threshold"). Once the Award Threshold is met, awards are earned based on the following scale:

        PERCENTILE PERFORMANCE OF THE
      COMPANY'S STOCK PRICE AS COMPARED
         TO THE PEER GROUP COMPANIES            PERCENT OF MAXIMUM AWARD EARNED
----------------------------------------------  -------------------------------
Greater than 50(th) to 60(th)                                 50%
Greater than 60(th) to 70(th)                                 60%
Greater than 70(th) to 80(th)                                 75%
Greater than 80(th) to 90(th)                                 90%
Greater than 90(th)                                          100%

     Awards will be determined at the conclusion of the Performance Period. Any awards earned will be paid in cash within 60 days of the end of the Performance Period, except that the Compensation Committee may choose to defer the payment of any award earned under the Award Program so that such payment will be tax deductible under Section 162(m). Subject to exceptions for death and disability at the discretion of the Board of Directors, no award will be earned if the executive terminates his employment for any reason prior to December 31, 2002.

     The Company's 1996 Key Employees Stock Option Plan for its executive officers and other key employees is intended to provide long-term equity incentive to the officers and employees and, in the long-term, relates to shareholder value. Options to executive officers are awarded by the Committee based upon the recommendation of Mr. Sullivan, and the various presidents of the Company's operating subsidiaries submit recommendations with respect to option grants to subsidiary employees. Options are granted at the last sales price on the date of grant, have a term of ten years, and generally vest at the rate of 25% per year after one year.

     On February 1, 2001, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, an amendment to the form of employment agreements for all of the executive officers of the Company which provides for the Company to reimburse the executive officers for any federal excise taxes (currently 20%) they may pay as a result of "Change of Control" severance payments to them. See "Executive Compensation -- Employment Agreements." Prior to this amendment, if the amount to be received by an executive officer as a result of a termination without Cause or resignation for Good Reason in connection with a Change in Control would be greater if the severance payments were reduced so that the 20% excise tax would not be applicable, then the severance payments would be reduced to the extent necessary so that no payment would be subject to the excise tax. It is possible that this amendment could have the effect of discouraging an unsolicited takeover bid for the Company which has not been approved in advance by the Board of Directors.

     On February 1, 2001, the Compensation Committee also granted options totaling 1,077,000 shares to executive officers and other key employees of the Company and its subsidiaries. In addition, on October 12, 2000, the Compensation Committee granted options totaling 77,500 shares to roofing sales representatives of the Company's subsidiary, Tremco Incorporated, and 10,000 shares to Robert L. Matejka, the Company's newly hired Vice President-Controller. As of May 31, 2001, 3,589,000 shares were available for future grant under the 1996 Key Employees Stock Option Plan.

     The Company does not have any "cheap stock" plans.

     In February 1994, the Company adopted a deferred compensation plan for executive officers pursuant to which officers can defer receipt of a portion of their salary and/or cash bonus until a future date during which period of time the deferred compensation will receive tax deferred interest or appreciation based upon the value of the Company's Common Shares and dividends paid thereon. Any compensation deferred under the plan would not be included in the $1,000,000 limit provided for under Section 162(m) until the year in which the compensation actually is received.

                                            Edward B. Brandon, Chairman
                                            Albert B. Ratner
                                            Dr. Jerry Sue Thornton

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board. The Audit Committee's activities are governed by a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2001 Annual Report on SEC Form 10-K with Company's management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by Independence Standard Board No. 1, Independence Discussions with Audit Committees, which the Company has received.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the fiscal year ended May 31, 2001, for filing with the Securities and Exchange Commission.

     Submitted by the Audit Committee of the Board of Directors as of July 27, 2001

                                            Donald K. Miller, Chairman
                                            E. Bradley Jones
                                            Lorrie Gustin
                                            Max D. Amstutz

     During the fiscal year ended May 31, 2001, Ciulla, Smith & Dale, LLP provided various audit services and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

     Audit Fees: The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended May 31, 2001 and for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the fiscal year ended May 31, 2001 were $1,408,000;

     Financial Information Systems Design and Implementation Fees: There were no fees billed by Ciulla, Smith & Dale, LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended May 31, 2001.

     All Other Fees: The aggregate fees billed by Ciulla, Smith & Dale, LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended May 31, 2001 were $572,000. The aggregate fees included in this category relate to tax preparation and planning, pension plan audits, assistance with corporate development activities and other audit and accounting services.

     The Audit Committee has determined that the rendering of the non-audit services by Ciulla, Smith & Dale, LLP is compatible with maintaining the auditor's independence.

                               PERFORMANCE GRAPHS

     Set forth below are line graphs comparing the yearly cumulative total shareholders' return on the Company's Common Shares against the yearly cumulative total return of the S&P Composite -- 500 Stock Index and an index of certain companies selected by the Company as comparative to the Company (the "Peer Group Index"). The companies selected to form the peer group index are:
Detrex Corporation, Ferro Corporation, H. B. Fuller Company, Imperial Chemical Industries PLC, NL Industries, Inc., PPG Industries Inc., Rohm and Haas Company, The Sherwin-Williams Company and Valspar Corporation. Lilly Industries, Inc. was acquired by Valspar Corporation during the last fiscal year and therefore is no longer included in the Peer Group Index.

     The graphs assume that the value of the investment in the Company's Common Shares, the S&P Composite -- 500 Stock Index and the respective peer group index was $100 on May 31, 1996 and May 31, 1991, respectively, and that all dividends, if any, were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                     AMONG RPM, INC., THE S&P 500 INDEX AND
                                  A PEER GROUP
[GRAPH]

                                                CUMULATIVE TOTAL RETURN
                                --------------------------------------------------------
                                 5/96      5/97      5/98      5/99      5/00      5/01
                                ------    ------    ------    ------    ------    ------
RPM, INC......................  100.00    117.89    135.49    114.08     83.57     74.49
S&P 500.......................  100.00    129.41    169.12    204.68    226.13    202.27
PEER GROUP....................  100.00    113.34    153.29    112.33     89.43     76.54

* $100 INVESTED ON 05/31/96 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING MAY 31.

                COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN*
                     AMONG RPM, INC., THE S&P 500 INDEX AND
                                  A PEER GROUP
[GRAPH]

                                                             CUMULATIVE TOTAL RETURN
                         ------------------------------------------------------------------------------------------------
                          5/91     5/92     5/93     5/94     5/95     5/96     5/97     5/98     5/99     5/00     5/01
                         ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
RPM, INC...............  100.00   105.46   131.45   132.54   151.14   162.32   191.37   219.93   185.17   135.65   120.91
S&P 500................  100.00   109.85   122.61   127.83   153.64   197.33   255.38   333.74   403.91   446.24   399.14
PEER GROUP.............  100.00   117.76   103.90    77.50    84.64    95.24   107.94   145.99   106.98    85.17    83.13

* $100 INVESTED ON 05/31/91 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING MAY 31.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Officers, Directors and 10% or greater shareholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers and Directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended May 31, 2001, except for the late filing of a Form 4 to report the inadvertent omission of transactions involving the sale of 23,438 Common Shares in June 2000 and gift of 100 Common Shares in May 2000 by James A. Karman. Each of these omissions was reported on Mr. Karman's Form 4 for January 2001.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected the firm of Ciulla, Smith & Dale, LLP, independent certified public accountants, to examine and audit the financial statements of the Company and its subsidiaries for the fiscal year ending May 31, 2002. This firm has served as independent auditors for the Company since 1964. A representative of Ciulla, Smith & Dale, LLP will be present at the Annual Meeting and will have an opportunity to make a statement should he so desire. The representative also will be available to respond to appropriate questions from shareholders.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Any shareholder proposal intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Company's Secretary at its principal executive offices not later than April 30, 2002 for inclusion in the Board of Directors' Proxy Statement and form of Proxy relating to that meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership also should be submitted. All proposals must be a proper subject for action and comply with the Proxy Rules of the Commission.

     The Company may use its discretion in voting Proxies with respect to Shareholder proposals not included in the Proxy Statement for the Fiscal Year ended May 31, 2002, unless the Company receives notice of such proposals prior to July 15, 2002.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any matter to come before the meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

     Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the shareholder, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the Company's most recent fiscal year. Requests from beneficial owners of the Company's voting securities must set forth a good-faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to:

                              P. Kelly Tompkins, Secretary
                              RPM, Inc.
                              P.O. Box 777
                              Medina, Ohio 44258

     You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

     By Order of the Board of Directors.
                                               P. KELLY TOMPKINS
                                                    Secretary
August 28, 2001

                                   APPENDIX A

                                   RPM, INC.

                            AUDIT COMMITTEE CHARTER

                            ADOPTED JANUARY 24, 1992

                       AMENDED AND RESTATED JULY 19, 2000

     The Audit Committee of the RPM, Inc. Board of Directors shall be comprised of not less than three members of the Board of Directors who shall be appointed by the Board of Directors each year at the October Board meeting and at other times when necessary to fill vacancies. The Audit Committee serves at the pleasure, and is subject to the control and direction, of the Board of Directors.

     Each Director shall be "independent," in accordance with the standards set forth by the New York Stock Exchange relating to the composition of audit committees, as such standards may be amended from time to time. Each member of the Audit Committee shall be financially literate, as determined by the Board of Directors, in its business judgement, or shall become financially literate within a reasonable period of time after appointment to the Audit Committee. The Audit Committee shall include at least one member who has accounting or related financial management expertise, as determined by the Board of Directors, in its business judgment.

     The Chair of the Audit Committee shall be recommended by the Chief Executive Officer of RPM, Inc. and shall be approved by the Board of Directors. The duties and responsibilities of a member of the Audit Committee are in addition to those as a member of the Board of Directors.

     The Audit Committee may have in attendance at its meetings such members of management and/or the independent auditors of RPM, Inc. as the Audit Committee may deem necessary to provide the required information to carry out its duties.

     All members of the Board of Directors will receive a copy of the minutes of each meeting of the Audit Committee following such meeting.

     In addition to the powers and authority granted to the Audit Committee pursuant to Article II - Board of Directors, Section 9 - Committees, of the Code of Regulations of RPM, Inc., a copy of which is attached hereto, the Audit Committee shall:

    (1) review the engagement of the independent auditors, including reviewing the overall adequacy of the services provided by such independent auditors, recommending to the Board of Directors their hiring and discharge, reviewing their compensation for audit and nonaudit services, and assessing their independence;

    (2) have a clear understanding with the independent auditors that the auditors are ultimately accountable to the Board of Directors and the Audit Committee, and that the Board and Audit Committee, as the shareholders' representatives, have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in any Proxy Statement);

    (3) on an annual basis, obtain from the independent auditors a written communication delineating all of the auditors' relationships with and professional services rendered to RPM,

    Inc. as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to satisfy itself of the independent auditors' independence;

    (4) review the nature and scope of the planned audit by the independent auditors, and the results of their audit findings;

    (5) review the nature and scope of RPM, Inc.'s internal audit program and the results of internal audits;

    (6) review generally RPM, Inc.'s internal accounting controls, including the overall nature of RPM, Inc.'s system of internal accounting controls, the nature and extent of any significant control weakness identified, and corrective action taken by management;

    (7) review the Audit Committee's report, containing the information required to be stated therein by rules of the Securities and Exchange Commission, to be set forth in the Proxy Statement for RPM, Inc.'s Annual Meeting of Shareholders, and review other RPM, Inc. disclosures relating to the Audit Committee required to be set forth in such Proxy Statement. This Charter shall be included as an appendix to the Proxy Statement at least once every three years;

    (8) review RPM, Inc.'s annual financial statements certified by the independent auditors, including a review of the procedures used and the accounting practices and principles employed in preparing such statements; review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements; and discuss any other matters required to be communicated to the Audit Committee by the auditors. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review;

    (9) engage in such investigations as may be delegated to it from time to time by the Board of Directors;

    (10) engage in such additional review and assessment as it may deem necessary or appropriate to perform the foregoing functions;

    (11) report and make recommendations to the Board of Directors from time to time with respect to its activities and determinations; and

    (12) obtain the full Board of Directors' approval of this Charter and, at least annually, review and reassess the adequacy of this Charter.

                          AMENDED CODE OF REGULATIONS

                        (AS AMENDED ON OCTOBER 14, 1987)

            ARTICLE II - BOARD OF DIRECTORS, SECTION 9 - COMMITTEES

     (a) The Board of Directors may from time to time appoint certain of its members (but not less than three (3)) to act as a Committee or Committees of Directors, and, subject to the provisions of this Section, may delegate to any such Committee any of the authority of the Board, however conferred, other than that of filling vacancies among the Directors or in any Committees of Directors. The Board of Directors may likewise appoint one or more Directors as alternate members of any such Committee, who may take the place of any absent member or members at any meeting of such Committee. Each such member and each such alternate shall serve in such capacity at the pleasure of the Board of Directors.

     (b) In particular, the Board of Directors may create an Executive Committee in accordance with the provisions of this Section. If created, the Executive Committee shall possess and may exercise all of the powers of the Board in the management and control of the business of the Company during the intervals between meetings of the Board subject to the provisions of this Section. The chairman of the Executive Committee shall be determined by the Board of Directors from time to time. All action taken by the Executive Committee shall be reported in writing to the Board of Directors at its first meeting thereafter.

     (c) Each such Committee shall serve at the pleasure of the Board of Directors, shall act only in the intervals between meetings of the Board, and shall be subject to the control and direction of the Board. Each Committee shall keep regular minutes of its proceedings and shall report the same to the Board when required.

     (d) An act or authorization of any act by any such Committee within the authority delegated to it shall be effective for all purposes as the act or authorization of the Board of Directors. In every case the affirmative vote of a majority of its members at a meeting, or the written consent of all of the members of any such Committee without a meeting, shall be necessary for the taking or approval of any action.

     (e) Each such Committee may prescribe such rules as it shall determine for calling and holding meetings and it method of procedure, subject to the provisions of this Section and any rules prescribed by the Board of Directors.

[RPM LOGO]

RPM, INC.                                                VOTE BY MAIL
P.O. BOX 92301                                           Mark, sign, and date your proxy card and return it in the
CLEVELAND, OH 44193-0900                                 postage-paid envelope we have provided or return it to
RETURN SERVICE REQUESTED                                 RPM, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT                        14
51 MERCEDES WAY                   18
EDGEWOOD, NY
11717

[BAR CODE]


                                                                                                              123,456,789,012.00000

                                                                                              CONTROL NUMBER           000000000000

                                                                                              ACCOUNT NUMBER    1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         X
                                                                                    RPMINC      KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                                         DETACH AND RETURN THIS PORTION ONLY

------------------------------------------------------------------------------------------------------------------------------------
RPM, INC.
                                                  04    0000000000  214748609210                                            --------
1.     ELECTION OF DIRECTORS                                                                                                       |
                                                                                                                                   |
      01) Edward B. Brandon                           For   Withhold  For All  To withhold authority to vote, mark "For All Except"
      02) William A. Papenbrock                       All     All     Except:  and write the nominee's number on the line below.
      03) Thomas C. Sullivan
      04) Frank C. Sullivan                           [ ]     [ ]       [ ]    ---------------------------------------------------

In their discretion to act on any other matter or matters which may properly come before the meeting.

             CHANGE OF ADDRESS (mark box and revise   [ ]         AUTO DATA PROCESSING
             pre-printed address as necessary).                   INVESTOR COMM SERVICES
                                                                  ATTENTION:
             Will Attend Annual Meeting               [ ]         TEST PRINT
                                                                  51 MERCEDES WAY
Note: Please sign, exactly as name appers hereon. Joint owners    EDGEWOOD, NY
should each sign. When signing as attorney, executor,             11717
administrator, trustee, or guardian, please give full title as such.

-----------------------------------------                   ----------------------------------------
|                                 |      |                  |                                 |     |     123,456,789,012
-----------------------------------------                   ----------------------------------------            749685103
Signature [PLEASE SIGN WITHIN BOX]  Date      P38404        Signature (Joint Owners)            Date                   18

------------------------------------------------------------------------------------------------------------------------------------

              DIRECTIONS TO THE HOLIDAY INN SELECT STRONGSVILLE

          FROM CLEVELAND AND POINTS NORTH (INCLUDING HOPKINS AIRPORT)
               I-71 South to the North Royalton exit (#231 A).
          Cross over bridge and the hotel is on the right hand side.
                     FROM THE OHIO TURNPIKE EAST AND WEST
                Ohio Turnpike (I-80) to I-71 South (exit 10).
                  Exit at the North Royalton exit (#231 A).
          Cross over bridge and the hotel is on the right hand side.
                                FROM THE EAST
     I-480 West to I-71 South. Exit at the North Royalton exit (#231 A).
          Cross over bridge and the hotel is on the right hand side.
                                FROM THE SOUTH
                 I-71 North to the Strongsville exit (#231).
        Turn right at end of ramp and hotel is on the right hand side.



                                    [MAP]


--------------------------------------------------------------------------------

PROXY                                                                      PROXY

                                  RPM, INC.


               ANNUAL MEETING OF SHAREHOLDERS-OCTOBER 12, 2001

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby (i) appoints JAMES A. KARMAN and P. KELLY TOMPKINS, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of RPM, Inc., which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Select located at Interstate 71 and Route 82 East, Strongsville, Ohio, on Friday, October 12, 2001 at 2:00 P.M. Eastern Time, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the Common Shares of the Company represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN ON REVERSE SIDE, SAID SHARES WILL BE VOTED "FOR" THE ELECTION OF THE FOUR DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

[RPM LOGO]

RPM, INC.                                                VOTE BY MAIL
P.O. BOX 92301                                           Mark, sign, and date your proxy card and return it in the
CLEVELAND, OH 44193-0900                                 postage-paid envelope we have provided or return it to
RETURN SERVICE REQUESTED                                 RPM, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT                            2
51 MERCEDES WAY                       2
EDGEWOOD, NY
11717

[BAR CODE]


                                                                                                               123,456,789,012.00000

                                                                                               CONTROL NUMBER           000000000000

                                                                                               ACCOUNT NUMBER    1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         X
                                                                                      RPMIN3      KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                                           DETACH AND RETURN THIS PORTION ONLY

------------------------------------------------------------------------------------------------------------------------------------
RPM, INC.
                                                  04    0000000000  214748609210                                            --------
1.     ELECTION OF DIRECTORS                                                                                                       |
                                                                                                                                   |
      01) Edward B. Brandon                           For   Withhold  For All  To withhold authority to vote, mark "For All Except"
      02) William A. Papenbrock                       All     All     Except:  and write the nominee's number on the line below.
      03) Thomas C. Sullivan
      04) Frank C. Sullivan                           [ ]     [ ]       [ ]    ---------------------------------------------------

In their discretion to act on any other matter or matters which may properly come before the meeting.

             CHANGE OF ADDRESS (mark box and revise   [ ]         AUTO DATA PROCESSING
             pre-printed address as necessary).                   INVESTOR COMM SERVICES
                                                                  ATTENTION:
             Will Attend Annual Meeting               [ ]         TEST PRINT
                                                                  51 MERCEDES WAY
Note: Please sign, exactly as name appers hereon. Joint owners    EDGEWOOD, NY
should each sign. When signing as attorney, executor,             11717
administrator, trustee, or guardian, please give full title as such.

-----------------------------------------                   ----------------------------------------
|                                 |      |                  |                                 |     |     123,456,789,012
-----------------------------------------                   ----------------------------------------            749685A01
Signature [PLEASE SIGN WITHIN BOX]  Date      P38404        Signature (Joint Owners)            Date                    2

------------------------------------------------------------------------------------------------------------------------------------

              DIRECTIONS TO THE HOLIDAY INN SELECT STRONGSVILLE

          FROM CLEVELAND AND POINTS NORTH (INCLUDING HOPKINS AIRPORT)
               I-71 South to the North Royalton exit (#231 A).
          Cross over bridge and the hotel is on the right hand side.
                     FROM THE OHIO TURNPIKE EAST AND WEST
                Ohio Turnpike (I-80) to I-71 South (exit 10).
                  Exit at the North Royalton exit (#231 A).
          Cross over bridge and the hotel is on the right hand side.
                                FROM THE EAST
     I-480 West to I-71 South. Exit at the North Royalton exit (#231 A).
          Cross over bridge and the hotel is on the right hand side.
                                FROM THE SOUTH
                 I-71 North to the Strongsville exit (#231).
        Turn right at end of ramp and hotel is on the right hand side.



                                    [MAP]


--------------------------------------------------------------------------------

PROXY                                                                      PROXY

                                DIRECTION CARD

                       RPM, INC. 401(k) TRUST AND PLAN

                 TO: KEY TRUST COMPANY OF OHIO, N.A. TRUSTEE

The undersigned hereby directs Key Trust Company of Ohio, N.A., RPM, Inc. 401(k) Trust and Plan Trustee to vote Common Shares held for the undersigned's 401(k) Plan account at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Select located at Interstate 71 and Route 82 East, Strongsville, Ohio, on Friday, October 12, 2001 at 2:00 P.M. Eastern Time, and at any adjournment or postponement thereof, as specified, WITH THE UNDERSTANDING THAT IF A SIGNED DIRECTION CARD IS RETURNED WITH NO DIRECTIONS GIVEN ON REVERSE SIDE, SAID SHARES WILL BE VOTED "FOR" THE ELECTION OF THE FOUR DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND TO VOTE IN ACCORDANCE WITH ITS DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. ANY CONFIDENTIAL DIRECTION CARDS WHICH ARE NOT RETURNED WILL BE VOTED IN THE SAME PROPORTION AS THE RETURNED CARDS.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE.